Consent of Independent Registered Public Accounting Firm	Exhibit 15.2

We consent to the incorporation by reference of our reports dated 23 February 2017, relating to the consolidated financial statements of The Royal Bank of Scotland Group plc and the effectiveness of The Royal Bank of Scotland Group plc’s internal control over financial reporting, included in the Annual Report on Form 20-F of The Royal Bank of Scotland Group plc for the year ended 31 December 2016, in the following Registration Statements:

F-3 333-203157

F-3 333-203157-1

S-8 333-160220

S-8 333-85208

S-8 333-115726

S-8 333-120980

S-8 333-130558

S-8 333-153673

S-8 333-171227

S-8 333-174641

S-8 333-179967

/s/ Ernst & Young LLP

Ernst & Young LLP

London, United Kingdom

24 March 2017